Exhibit 10.16

YRC WORLDWIDE INC.

SUPPLEMENTAL RETIREMENT INCOME AGREEMENT

THIS AGREEMENT is made this 1st day of March, 2007 (the “Agreement”) by and between Donald G. Barger, Jr. (“Executive”) and YRC Worldwide Inc., a Delaware Corporation (the “Company”).

WITNESSETH:

WHEREAS, the Company desires to continue to employ Executive in a senior level position; and

WHEREAS, in order to properly compensate Executive and provide for his retirement, the Company desires that Executive should receive the retirement benefits provided for in this Agreement;

NOW, THEREFORE, the Company agrees to provide Executive with supplemental monthly benefits in a manner and subject to the terms and conditions set forth below.

1. Supplemental Retirement Benefits.

(a) Benefit. The Company shall provide Executive with supplemental retirement benefits in accordance with this Section 1 pursuant to which Executive shall receive a lump sum payment from the Company in an amount equal to the difference between:

(i) the lump sum actuarial equivalent (using the Discount Rate (as defined below) and mortality factors provided under the Pension Plan) of the monthly benefits that Executive and his spouse, if applicable, would have received under Section 4.3 of the Pension Plan if the benefit would have commenced at Executive’s Normal Retirement Date (as defined under the Pension Plan) and if the benefit would have been paid in the form of a single life annuity payable over the life of Executive or, if Executive qualifies for a qualified joint and survivor annuity under the terms of the Pension Plan, in the form of a qualified joint and survivor annuity over the lives of Executive and his spouse on the date of such lump sum payment as determined under clause (c)(i), (c)(ii) or (c)(iii) of Section 1(c), using Executive’s Credited Service (as defined below) and using Base Wage (as described in Section 2.1(h)(2) of the Pension Plan) but without any reduction under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”); and

(ii) the lump sum actuarial equivalent (using the Discount Rate (as defined below) and mortality factors provided under the Pension Plan) of the monthly benefits actually payable to Executive and his spouse, if applicable, under Section 4.3 of the Pension Plan, calculated as of the earliest date the Pension Plan commences or would commence payment of a vested pension under the Pension Plan in the form of a single life annuity, if any, or in the form of a qualified joint and survivor annuity, if applicable.

(b) Death Benefit.

(i) Executive’s surviving spouse shall be entitled to the payment in this Section 1 if Executive dies prior to receiving the payment.

(ii) If Executive dies prior to his receipt of payment under this Agreement, and at the time of his death is not survived by a spouse, no supplemental retirement benefits shall be distributed under this Section 1.

(iii) Notwithstanding clause (ii) of this Section 1(b), if (1) Executive has Separated from Service or if a Change of Control has occurred, (2) Executive dies prior to his receipt of payment under the Agreement and (3) at the time of his death Executive is not survived by a spouse, the estate of Executive shall be entitled to the payment of his supplemental retirement benefits as described in this Section 1.

(c) Time of Payment.

(i) Separation from Service. Upon Executive’s separation from service, the supplemental retirement benefit in this Section 1 shall be payable on the date of Executive’s separation from service; provided, however, that if the Board (or its delegate) determines in its sole discretion that as of the date of Executive’s separation from service Executive is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code, and Department of Treasury regulations and other interpretive guidance issued thereunder) as of the date of Executive’s separation from service and that Section 409A of the Code applies with respect to such payment, the supplemental retirement benefit in this Section 1 shall be payable in a lump sum on the first business day following the six-month anniversary of the date of Executive’s separation from service.

(ii) Change of Control. In the event of a Change of Control (as defined below), Executive shall receive the supplemental retirement benefit described in Section 1(a) payable in a lump sum within 30 days following such Change of Control, taking into account the actuarial reduction described in Section 1(c)(iv). If Executive incurs a termination of employment as described in Section 3 (entitled “Termination After or In Connection with a Change of Control”) of the Executive Severance Agreement between the Company and Executive (A) prior to the payment of benefits under this Agreement, then the actuarial reduction in Section 1(c)(iv) shall not be taken into account in determining the amount of monthly benefits that Executive and his spouse, would receive under the assumptions contained in Section 1(a)(i) or (B) following the payment of benefits under this Agreement, then the Company shall provide Executive with an additional lump sum payment in an amount equal to the difference between the amount Executive would have received if the actuarial reduction in Section 1(c)(iv) was not taken into account in determining the amount of monthly benefits that Executive and his spouse, would receive under the assumptions contained in Section 1(a)(i) and the amount of the lump sum payment the Executive received due to the Change of Control.

“Change of Control,” for the purposes of this Agreement, shall be deemed to have taken place if:

(1) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), purchases or otherwise acquires shares of YRC after the date of this Agreement that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of YRC;

(2) a third person, including a “group” as defined in Section 13(d)(3) of the Exchange Act purchases or otherwise acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) shares of YRC after the date of this Agreement and as a result thereof becomes the beneficial owner of shares of YRC having 35% or more of the total number of votes that may be cast for election of directors of YRC; or

(3) as the result of, or in connection with any cash tender or exchange offer, merger or other Business Combination, or contested election, or any combination of the foregoing transactions, the Continuing Directors shall cease to constitute a majority of the Board of Directors of YRC or any successor to YRC during any 12-month period.

(iii) Death. In the event of Executive’s death, the death benefit provided under Section 1(b), if any, shall be payable on the first business day following the one-month anniversary of Executive’s death; provided, however, that in the event of Executive’s death following a Separation from Service or a Change of Control, the benefit provided under Section 1(b) shall be payable on the earlier of the date provided under (1) clause (i) or (ii) of this Section 1(c), as applicable or (2) this clause (iii).

(iv) Actuarial Reduction. If the payment date as determined under clause (i), (ii) or (iii) of this Section 1(c) is earlier than Executive’s Normal Retirement Date (as defined in the Pension Plan), prior to determining the lump sum actuarial equivalent under Section 1(a)(i), an actuarial reduction (using the factors as provided in Section 4.2(b) of the Pension Plan) shall be taken into account in determining the amount of monthly benefits that Executive and his spouse, if applicable, would receive under the assumptions contained in Section 1(a)(i).

(d) Definitions. The defined terms under this Agreement shall have the meanings provided in the Yellow Corporation Pension Plan (the “Pension Plan”) as effective on the date of this Agreement, unless another meaning is expressly provided in this Agreement or unless Executive and the Company agree in writing to apply any subsequent amendments, revisions, interpretations or restatements of the Pension Plan.

For purposes of this Agreement, the term “Credited Service” means (x) two (2) years for each year of service with the Company from the date of Executive’s employment (i.e., December 16, 2000) or (y) twenty (20) years, whichever is greater, with clause (y) applying only if Executive retires on or after attaining age 65 or a Change of Control occurs prior to the Executive attaining age 65. For example, after five (5) years of employment Executive’s Credited Service shall equal 10 years. At age 65, Executive’s Credited Service shall equal 20 years.

For purposes of this Agreement, the term “Discount Rate” means the Moody’s Corporate Bond Rate in existence at the time of the lump sum payment as determined under clause (c)(i), (c)(ii) or (c)(iii) of Section 1(c), or, if more favorable, the discount rate then being offered to determine the lump sum payment of supplemental retirement benefits for William D Zollars.

(e) Examples. Examples of the calculation of Executive’s benefit under the Agreement under four separate scenarios using an assumed Discount Rate of 5.75% (for purposes of the examples only) is attached hereto as Exhibit 1.

2. Vesting. Executive shall be 100% vested in the supplemental retirement benefits provided under this Agreement.

3. Taxability of Benefit. Executive and the Company understand and agree that for federal tax purposes, all supplemental retirement benefits paid under this agreement to Executive or his spouse shall be treated as ordinary income under the applicable provisions of the Code and are subject to any taxes required to be withheld by federal, state or local law; provided that Executive shall have the right to determine the timing of any withholding within the parameters permitted under the Code and under any Regulations or proposed Regulations under section 3121(v) of the Code or any successor thereto.

4. Amendment, Modification or Termination; Waiver. This Agreement may be terminated or amended only with the express written consent of both the Company and Executive; provided, however, that such termination or amendment shall meet the requirements of section 409A of the Code such that the termination or amendment shall not subject any payment to Executive under the Agreement to the excise tax applicable under section 409A of the Code.

5. Interpretation of the Agreement. The Company shall have the responsibility and authority to interpret the provisions of this Agreement.

6. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles.

7. Successors; Binding Agreement. This Agreement shall be binding upon and inure to the benefit of Executive and his estate and the Corporation and any successor of the Corporation, but Executive may neither assign nor pledge this Agreement or any rights arising under this Agreement.

8. Not an Employment Agreement. This Agreement is not and shall not be construed to be a contract for employment or continued employment.

9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10. Severability. Any provision in this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to the jurisdiction, be ineffective only to the extent of the prohibition or unenforceability without invalidating or affecting the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable the provision in any other jurisdiction.

11. Construction and Interpretation. As used in this Agreement, unless the context expressly requires the contrary, references to Sections shall mean the sections and subsections of this Agreement; to a “party” means Executive or the Company or to the “parties” means both of them; to “including” shall mean “including (without limitation)”; to a “person” shall mean both legal entities and natural persons; to sections of any statute shall be deemed also to refer to any successor provisions to such sections; to the singular shall include the plural and vice versa; and references to the masculine shall include the feminine and neutral and vice versa.

12. Entire Agreement. This Agreement amends, restates, replaces and supersedes the Supplemental Retirement Income Agreement by and between Executive and the Company dated July 20, 2001.

13. Deferred Compensation. This Agreement is intended to meet the requirements of Section 409A of the Code and shall be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that a payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, except as Executive and the Compensation Committee of the Board otherwise determines in writing, the payment shall be paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the payment, settlement or deferral shall not be subject to the excise tax applicable under Section 409A of the Code. Any provision of this Agreement that would cause the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

YELLOW CORPORATION

By	/s/ William D. Zollars
William D. Zollars,
President and Chief Executive Officer

/s/ Donald G. Barger
Donald G. Barger, Jr., Executive